UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
February 19, 2009 Date of Report (Date of earliest event reported)

LED POWER GROUP, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-137520	98-0501477
(State or other jurisdiction of	(Commission File	(IRS Employer Identification
incorporation)	Number)	No.)

104 Swallow Hill Drive
Barnstable, MA		02630
(Address of principal executive offices)		(Zip Code)

(508) 362-4420 Registrant’s telephone number, including area code

DRAYTON HARBOR RESOURCES INC.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02 Departure of Directors or Principal Officers: Election of Directors; Appointment of Principal Officers

(b) On February 17, 2009, Mr. John J. Lennon resigned as the President, Chief Executive Officer, Chief Financial Officer and Secretary of LED Power Group, Inc., f.k.a. Drayton Harbor Resources, Inc. (the “Company”).  Mr. Lennon will remain as a member of the Board of Directors of the Company.

(c)(i) On February 17, 2009, the Board appointed Mr. Robert Jennings as President of the Company to fill the vacancy created by the resignation of Mr. Lennon.

For over five years, Mr. Jennings has been a principal of Westmoore Securities, Inc. and owner of Harry’s Pacific Grill.  He has over 20 years of experience in the investment industry holding the Series 4, 7, 24 and 63 securities licenses. His tenure in the investment industry started with Royal Energy, where he represented the company’s various limited partnership funds.  His experience includes trading millions of dollars in the stock and options markets, as well as teaching options seminars. Mr. Jennings career highlights include founding Mission Capital Investment Group, being recruited to run C.K. Cooper’s institutional sales department following their merger with Mission Capital and co-founding Westmoore Management and Westmoore Trading Company. During his tenure overseeing the Trading Company he specialized in executing transactions for money managers, institutions, and various hedge funds. Mr. Jennings has devoted his attention towards the branding and development of Westmoore Realty capitalizing on his experiences managing residential and commercial properties. Mr. Jennings also has a military background with the U.S. Marine Corps in the infantry.

Mr. Jennings has served on the Board of Directors of the Company since 2009.  He also serves on the Board of Directors of The Custom Restaurant & Hospitality Group, Inc. and is a manager or director of various Westmoore entities.

There have been no related party transactions between Mr. Jennings and the Company.  Mr. Jennings has no family relationships with any director or executive officer of the Company, or persons nominated or chosen by the Company to become directors or executive officers.

(ii) On February 17, 2009, the Board appointed Mr. Henry Tay as Chief Executive Officer of the Company to fill the vacancy created by the resignation of Mr. Lennon.

Mr. Tay has been the Managing Director for Asia Pacific for Hydrabaths Asia Singapore from 1993 to present, Marketing Director for HB Jess Leather Manufacturing Pte Ltd. from 2007 to present and Marketing Consultant for Darwin Interior Design Pte Ltd. from 2005 to present.  He has extensive experience in marketing, distribution and manufacturing processes.  Mr. Tay holds a Bachelor of Business Marketing from RMIT University, Industrial Technical Certificate in Precision Engineering, Cambridge Ordinary Level and Cambridge Advance Level certificates.

Mr. Tay has not previously held any positions with the Company and there have been no related party transactions between Mr. Tay and the Company.  Mr. Tay has no family relationships with any director or executive officer of the Company, or persons nominated or chosen by the Company to become directors or executive officers.

(iii) On February 17, 2009, the Board appointed Mr. Isidoro Gutierrez as Chief Financial Officer and Secretary of the Company to fill the vacancies created by the resignation of Mr. Lennon.

Mr. Gutierrez has served as the Chief Administrative Officer of Trussnet USA, Inc. from 2004 to present.  In that capacity, he served as a key advisor to the Chief Executive Officer on financial management, strategy and operations.  Mr. Gutierrez holds a Bachelor’s degree in Business Administration from Loyola Maramount University.

Mr. Gutierrez has not previously held any positions with the Company and there have been no related party transactions between Mr. Gutierrez and the Company.  Mr. Gutierrez has no family relationships with any director or executive officer of the Company, or persons nominated or chosen by the Company to become directors or executive officers.

(d) On February 9, 2009, the Board appointed Mr. Tay as a new member of the Board of Directors of the Company. Mr. Tay is expected to be appointed to one or more committees of the Board at future meetings, but currently serves on no committee. For more information, please refer to (c)(ii) above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LED POWER GROUP, INC. (formerly Drayton Harbor Resources, Inc.)

Date: February 19, 2009

By:/s/ Robert Jennings Robert Jennings President